UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2004, Pinnacle Entertainment, Inc. (the “Company”) entered into, and consummated the closing of, an amendment to its credit facility with various lenders led by Lehman Brothers Inc. and Bear, Stearns & Co. Inc., increasing the aggregate amount of available loans from approximately $272 million to $400 million (the “Amended Credit Facility”). The Amended Credit Facility provides for a $275 million term loan facility, of which $125 million was drawn immediately and $150 million can be drawn on a delayed basis through September 30, 2005, and a $125 million revolving credit facility available through December 2008.

Upon the closing of the Amended Credit Facility, the Company repaid all outstanding obligations (including accrued interest and commitment fees) under the original credit facility, totaling approximately $147.7 million, and paid certain transaction fees and expenses, using $125 million of proceeds from the term loans under the Amended Credit Facility, supplemented by approximately $26.4 million in cash from the completion reserve account under the Amended Credit Facility.

The proceeds of the term loan facility may be used to pay for the costs and expenses of the construction of the Company’s “current projects” (as defined in the Amended Credit Facility), including the ongoing development of the Company’s Lake Charles, Louisiana resort, and, with the consent of the administrative agent to the Company’s designation of such as current projects, the Company’s proposed St. Louis City and County development projects (in either case, subject to certain permitted pre-designation allowances). The proceeds of the revolving credit facility may be used to pay for the construction costs of any current project or general corporate purposes.

Under the Amended Credit Facility, the term loans mature in August 2010 and the revolving credit facility matures in December 2008. These maturity dates will move up to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% senior subordinated notes due 2007 beyond the term loan maturity date. Subject to certain limitations, the Amended Credit Facility permits the Company to use the proceeds of the term loan facility to repay all or a portion of its 9.25% senior subordinated notes.

The term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2005, commencing in March 2006. On the later of August 27, 2006 and the date when the Company completes all of its current projects, the Company will be required to prepay borrowings under the Amended Credit Facility with a percentage of its “excess cash flow”, initially set at 75%, reducing to 50% and then to 0% as the Company meets certain “leverage ratios” (each as defined in the Amended Credit Facility).

The Company is obligated to make mandatory prepayments of indebtedness and/or reduce the commitments under the Amended Credit Facility from the net proceeds of certain incurrences of indebtedness, asset sales and dispositions (subject, in some instances, to a reinvestment period) and equity issuances, in each case with specified exceptions, as set forth below:

•	100% of the net cash proceeds of certain incurrences of indebtedness.

•	100% of the net cash proceeds of certain asset sales or dispositions (excluding, among other things, designated asset sales of certain real property), unless such net cash proceeds are otherwise reinvested within nine months.

•	25% of the net cash proceeds of equity sales would be applied to prepay outstanding revolving credit loans, without having to reduce the committed amount of the revolving credit facility (and if no revolving credit loans are outstanding, such amount would be retained by the Company) and an additional 25% of such net cash proceeds would be applied to repay outstanding term loans and/or to reduce term commitments.

The Company has the option to prepay all or any portion of the indebtedness under the Amended Credit Facility at any time without premium or penalty.

The Amended Credit Facility provides the Company with two interest rate options, to which a margin is added: (1) a base rate equal to the greater of the prime lending rate as stated in the British Banking Association Telerate page 5 and 0.5% in excess of the federal funds rate and (2) an interest rate based on the London interbank Eurodollar rate. Interest rate margins for revolving credit loans depend on the Company’s performance, measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. The interest rate margins under the Amended Credit Facility range from 175 basis points to 250 basis points for revolving facility base rate loans, and 275 basis points to 350 basis points for revolving facility loans based on the London interbank Eurodollar rate option. The interest rate margin for the term facility base rate loans are always 200 basis points and 300 basis points for term facility loans based on the London interbank Eurodollar option. Under the Amended Credit Facility at least 50% of the Company’s debt obligations must be subject to fixed interest rates or hedge agreements or other interest rate protection agreements.

The Amended Credit Facility has, among other things, restrictive financial covenants and capital spending limits and other affirmative and negative covenants. The obligations under the Amended Credit Facility continue to be secured by substantially all of the assets of the Company and its domestic restricted subsidiaries, including a pledge of the equity interests in the Company’s domestic subsidiaries (subject, with respect to the Company’s Nevada gaming subsidiary, to the administrative approval of the Chairman of the Nevada State Gaming Control Board, and, with respect to the Company’s Louisiana gaming subsidiaries, the approval of the Louisiana Gaming Control Board). The Company’s obligations under the Amended Credit Facility also are guaranteed by certain of the Company’s domestic restricted subsidiaries.

Borrowing under the Amended Credit Facility and access to funds from the completion reserve account for the costs and expenses associated with the Company’s current projects are subject to conditions associated with construction loans, including an “in balance requirement” (as defined in the Amended Credit Facility), which looks to the sufficiency of the Company’s available resources to complete its current projects, including, if the Company’s proposed St. Louis City project is designated a current project, the Company’s “projected free cash flow” (as defined in the Amended Credit Facility). After the closing of the Amended Credit Facility, the balance of the completion reserve account was approximately $123 million.

The Company must deliver an amendment to the pledge of its interest in its Nevada gaming subsidiary to the lenders under the Amended Credit Facility within 75 days after the closing of the Amended Credit Facility (November 10, 2004). The pledge requires the administrative approval of the Chairman of the Nevada State Gaming Control Board. The Company has submitted the pledge for review to the Chairman of the Nevada State Gaming Control Board and anticipates the Chairman’s approval during September 2004. The failure to obtain the required approval within 75 days after the closing of the Amended Credit Facility will constitute a default under the Amended Credit Facility, subject to a 30 day cure period.

The Louisiana Gaming Control Board is scheduled to decide whether to grant approval of the Amended Credit Facility on September 14, 2004. Until this approval is obtained, the aggregate principal amount of the borrowings under the Amended Credit Facility cannot exceed $272 million (the available principal amount of the original credit facility immediately prior to the closing of the Amended Credit Facility).

Under the Company’s two most restrictive indentures, the Company is permitted to incur up to $350 million in senior indebtedness. The Company’s indentures permit the incurrence of additional indebtedness (senior or otherwise) in excess of $350 million under certain additional baskets, including a basket that permits additional incurrences if at the time the indebtedness is proposed to be incurred, the Company’s consolidated coverage ratio on a pro forma basis, as defined in those indentures (essentially the ratio of EBITDA to interest costs), would be at least 2.00 to 1.00. The Company’s consolidated coverage ratio is currently below 2.00 to 1.00. Accordingly, without utilizing certain specific baskets or the consent of the holders of the required principal amount of notes under the respective indentures, the Company’s ability to incur senior indebtedness is limited to less than the $400 million that is available under the Amended Credit Facility.

Subject in some cases to applicable notice provisions and grace periods, events of default under the Amended Credit Facility include, among other things: (1) failure to make payments when due, (2) breaches of representations and warranties, (3) noncompliance with covenants, (4) failure to pay other debt for borrowed money exceeding $10 million, or any other breach or default under agreements for such other debt allowing the holder or lender to accelerate its maturity, or require such debt to be repurchased, (5) events of insolvency, (6) failure to comply with ERISA, to the extent such failure reasonably could be expected to have a material adverse effect, (7) uninsured judgments of $10 million or more which have not been vacated, discharged, stayed or bonded pending appeal within 30 days, (8) impairment of security interests in collateral, (9) cessation of the guarantees of the obligations under the Amended Credit Facility by the Company’s domestic subsidiaries, (10) a change of control with respect to the Company and (11) the Company’s 8.75% senior subordinated notes due 2013, 8.25% senior subordinated notes due 2012 or 9.25% senior subordinated notes due 2007 or the guarantees thereof shall cease to be validly subordinated to the obligations under the Amended Credit Facility.

The terms of the Amended Credit Facility were established in an arms-length negotiation in which Lehman Brothers Inc. and Bear, Stearns & Co. Inc. acted as joint advisors, joint lead arrangers and joint book runners. Societe Generale and Wells Fargo Bank, N.A. are the joint documentation agents, Bear Stearns Corporate Lending Inc. is the syndication agent and Lehman Commercial Paper Inc. is the administrative agent, under the Amended Credit Facility.

From time to time, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. or their affiliates have provided investment banking, general financing and advisory services to the Company and its affiliates in the past and may do so in the future. They receive, and expect to receive, customary fees and commissions for these services.

Prepayment of the term loans outstanding under the original credit facility will result in the write-off in the third quarter of 2004 of a portion of the unamortized debt issuance costs associated with such credit facility in the amount of approximately $3 million. Such amount is a non-cash write-off to the Company. The amended and restated credit agreement relating to the Amended Credit Facility is attached hereto as Exhibit 99.1. The amended and restated credit agreement is incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the amended and restated credit agreement. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by forward-looking statements. Factors that could cause these statements to differ materially include those discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.01 by this reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 2.06. Material Impairments.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.06 by this reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
Exhibit 99.1	AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 27, 2004, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein, LEHMAN BROTHERS INC., and BEAR, STEARNS & CO. INC., as Joint Advisors, Joint Lead Arrangers and Joint Book Runners, SOCIETE GENERALE and WELLS FARGO BANK, N.A., as Joint Documentation Agents, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent, and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: September 2, 2004	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 27, 2004, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein, LEHMAN BROTHERS INC., and BEAR, STEARNS & CO. INC., as Joint Advisors, Joint Lead Arrangers and Joint Book Runners, SOCIETE GENERALE and WELLS FARGO BANK, N.A., as Joint Documentation Agents, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent, and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.